Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

IBuyDigital.com, Inc.

We hereby consent to the use in the Prospectus constituting part of the Registration Statement on Form S-1 of our report dated February 8, 2005, except for the eighth paragraph of Note 1 as to which the date is March 24, 2005, on the financial statements of IBuyDigital.com, Inc. as of December 31, 2002, 2003 and 2004 which appear in such Prospectus. We also consent to the reference to our Firm under the captions “Experts” and “Selected Financial Data” in such Prospectus.

/s/    Goldstein Golub Kessler LLP

GOLDSTEIN GOLUB KESSLER LLP

New York, New York

April 21, 2005